Exhibit 99.2

Late this afternoon, ADVO learned that Valassis has filed a lawsuit seeking to rescind its agreement to acquire our company for $37 per share. In response, we have issued a news release, attached.

I realize that you will have many questions about this news and what it means to our company and the proposed merger. Several key points are important to understand:

•	Most importantly, we believe that Valassis’ claims are baseless and without merit.

•	We remain committed to the sale: Our Board and management team continue to believe that the combination of Valassis and ADVO makes sense – both strategically and financially. The combination of our companies will create the nation’s largest integrated media services provider and will feature the most comprehensive product and customer offering in the industry, serving 20,000 advertisers worldwide, including 94 of the top 100 advertisers in the U.S.

•	We are taking the appropriate steps to protect our shareholders and our rights: Because we believe this transaction to be so compelling, we are committed to ensuring that it is completed. We will take all appropriate steps to protect our shareholders and our rights under the merger agreement.

•	We are continuing to run our business: All ADVO policies remain in effect, and we will be proceeding with all normal business activities including FY07 planning, performance reviews and open enrollment for 2007 health care and other benefits.

In addition, because this is an unusual situation, it will likely lead to increased interest in ADVO among members of the media. As usual, if you receive any calls from the media, analysts or other outside parties, please forward them to Pam Kueber, VP-Communications, at (860) 298-5797, who will respond on the company’s behalf. As you read about this situation in the newspaper and other publications, it is important to remember that the only party that is in a position to accurately comment on new developments is our Board and executive management team.

We will do our best to continue to keep you updated as there are important developments to report. But, given the legal aspect of this situation, we will be somewhat limited in the detail we can provide. In the meantime, I know you will continue to focus on running our business with as much energy as always and execute on our important business strategies.

On behalf of our Board and executive management team, thank you for your continued commitment to ADVO. Your hard work and dedication has been, and remains, key to our success.